Exhibit 99.1

The L.S. Starrett Company Implements Strategic Measures to Strengthen Financial Profile

ATHOL, MA, September 22, 2020 – The L.S. Starrett Company (NYSE: SCX) (Starrett or the Company), a leading manufacturer of high-end precision tools, cutting equipment, and metrology systems for industrial, professional and consumer markets, today announced key strategic measures the Company has taken to strengthen its financial profile as a result of the global COVID-19 pandemic.

At the start of the global COVID-19 pandemic, Starrett immediately took measures to ensure the safety and well-being of its employees, the long-term financial health of the Company, while remaining in operation as an “essential business”. As a result of instituting extensive safety protocols throughout its global business, the Company mitigated risk and protected the health and safety of its valued employees, customers, distributors and communities. Simultaneously, the Company initiated a re-engineering of its cost structure and believes such measures will position the Company for a more profitable future. These actions are designed to reduce overhead and preserve cash by executing both one-time and permanent cost reductions. Such actions include:

●	Facility cost reductions and manufacturing footprint rationalization;
●	Consolidation of worldwide saw manufacturing in Brazil;
●	Global headcount reduction of 14% and flexing hours and headcount across direct, indirect and selling and general administrative staffing to match demand and meet delivery requirements;
●	Lowering capital expenditures by approximately $5.0 million in fiscal year 2021 to preserve cash; and
●	Amended its credit facility to provide additional flexibility and relaxation of restrictive covenants.

As a result of these actions, the Company has recorded a charge of $8.1 million within sales, general and administrative expense in fiscal 2020. Included in this charge is a one-time $6.5 million non-cash impairment charge to Goodwill and Intangible Assets and a cash restructuring charge of $1.6 million related to the Company’s cost-reduction efforts.

The Company anticipates an additional $2.4 million charge in fiscal 2021 related to the completion of its restructuring plan. The anticipated financial return of these restructuring actions is expected to result in a payback period of less than one year.

In addition, the Company also recorded a non-cash charge of $16.7 million in Other Income (Expense) in fiscal 2020 primarily as a result of the significant decline in the discount rate due to the global COVID-19 pandemic The Company adopted mark-to-market as the method for its pension accounting in 2011, and accounts for pension gains and losses as a period expense within the given fiscal year.

Douglas A. Starrett, Chairman, Starrett President and CEO, commented, “Our restructuring initiatives are focused on achieving a cost structure that will deliver sustainable operating income and cash generation in order to emerge from the global COVID-19 pandemic in a stronger financial position and with the resources to reinvest in our business for future growth. We expect to realize significant operating income improvements when we return to pre-pandemic revenue levels. I am incredibly proud of our global associates, who have worked together tirelessly and professionally to execute our mission and to support one another during these extraordinary times, and to ensure we will continue to serve our customers and support our communities around the globe.”

The Company expects to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2020 on September 22, 2020.

About The L.S. Starrett Company:

Founded in 1880 by Laroy S. Starrett and incorporated in 1929, The L.S. Starrett Company is a leading manufacturer of high-end precision tools, cutting equipment, and metrology systems for industrial, professional and consumer markets is engaged in the business of manufacturing over 5,000 different products for industrial, professional and consumer markets. The Company has a long history of global manufacturing experience and currently operates four major global manufacturing plants. All subsidiaries principally serve the global manufacturing industrial base with concentration in the metalworking, construction, machinery, equipment, aerospace and automotive markets. The Company offers its broad array of measuring and cutting products to the market through multiple channels of distribution throughout the world. . Starrett® is brand recognized around the world for precision, quality and innovation. For more information, please visit: https://www.starrett.com/.

Forward-Looking Statement:

This press release contains forward-looking statements concerning the Company’ expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on the Company. . There can be no assurance that future developments affecting the Company will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on August 26, 2019 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company  undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Mr. John Tripp – Chief Financial Officer

(978) 249-3551

jtripp@starrett.com

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